Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common stock, $0.01 par value per share, of SuperValu Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 1, 2018

BLACKWELLS CAPITAL LLC

By:	/s/ Jason Aintabi
Name: Jason Aintabi
Title: Managing Partner

/s/ Jason Aintabi
JASON AINTABI